SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) May 15, 2008

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On May 15, 2008 the Registrant and John W. Bittner, Jr. executed a letter amending Mr. Bittner’s August 15, 2007 Employment Agreement. Pursuant to such Amendment, and effective May 15, 2008, Mr. Bittner will be employed by the Registrant as its Executive Vice President of Finance and Accounting and will no longer serve as the Registrant’s Chief Financial Officer.

(c)           On May 15, 2008, the Registrant appointed David R. Hughes as its new Chief Financial Officer and Corporate Executive Vice President. Mr. Hughes joined the Registrant in January 2003 as Chief Operating Officer of Mountaineer Park, a position he held until January 2007. From January 2007 until May 15, 2008, he served as Executive Vice President Strategic Operations of the Registrant. Mr. Hughes holds a Bachelor of Science Degree in Business Administration and Accounting from Stockton State College and is a Certified Public Accountant. Mr. Hughes is 45 years old.

(e)           On May 15, 2008, the Registrant entered into an employment agreement with David R. Hughes (the Registrant’s Chief Financial Officer and Corporate Executive Vice President). The Agreement is for a two year term with an effective commencement date of May 15, 2008, and provides for the grant of a certain option to acquire 30,000 shares of MTR common stock (such option grant was approved by the Registrant’s Compensation Committee on May 15, 2008).

Mr. Hughes’ agreement provides for an annual base salary of $390,000 (with annual cost of living increases) and additional compensation of $8,400 for automobile expenses, five weeks of paid vacation, and benefits and fringe benefits made available to other executives of the Company. Pursuant to the employment agreement, Mr. Hughes is also entitled to periodic cash bonuses of a minimum of 10% of his base pay payable on January 1 of each year with the ability to earn additional discretionary bonuses at the sole discretion of the Company’s Compensation Committee. In the event of termination of employment in connection with a change of control, Mr. Hughes would receive a severance payment equal to two years of his base annual salary.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ David R. Hughes
David R. Hughes
Chief Financial Officer and
Corporate Executive Vice President

Date: May 19, 2008